NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. ANNOUNCES
$50 MILLION RETURN OF CAPITAL TO SHAREHOLDERS

$40 Million Special Cash Dividend and $10 Million Share Repurchase Program
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AUSTIN, TX, September 2, 2022 - Stratus Properties Inc. (NASDAQ: STRS) (“Stratus” or the “Company”) today announced that its Board of Directors (“Board”) has decided that Stratus will return $50 million to Stratus’ shareholders in the form of a special cash dividend totaling approximately $40 million and a new $10 million share repurchase program.

On September 1, 2022, the Board declared a special cash dividend of $4.67 per share on Stratus’ common stock payable on September 29, 2022 to shareholders of record as of September 19, 2022. Stratus’ Board also approved a new share repurchase program, which authorizes repurchases of up to $10 million of Stratus’ common stock. The share repurchase program authorizes Stratus, in management’s discretion, to repurchase shares from time to time, subject to market conditions and other factors.

William H. Armstrong III, Chairman of the Board and Chief Executive Officer of Stratus, stated, “Our Board’s decision to return $50 million to shareholders reflects its confidence in our business strategy and in our continued ability to raise third-party equity capital and debt financing to support our development pipeline. Our Board carefully considered alternatives, listened to our shareholders and determined that the special cash dividend and repurchase program are the best approach at this time for our Company and shareholders. We are proud to be able to share the gains from our successful development program and recent project sales directly with our shareholders.”

The special cash dividend was declared and the share repurchase program authorized after the Board obtained the required consents under its debt agreements and as a result of the Board’s strategic planning process.

The timing, price and number of shares that may be repurchased under the share repurchase program will be based on market conditions, applicable securities laws and other factors considered by management. Share repurchases under the program may be made from time to time through solicited or unsolicited transactions in the open market, in privately negotiated transactions or by other means in accordance with securities laws. The share repurchase program does not obligate Stratus to repurchase any specific amount of shares, does not have an expiration date, and may be suspended, modified or discontinued at any time without prior notice. The new program replaces Stratus prior share repurchase program.

About Stratus Properties Inc.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, leasing and sale of multi-family and single-family residential real estate properties and commercial properties in the Austin, Texas area and other select markets in Texas.

Forward-Looking Statements

This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as expectations related to the timing and amount of repurchases under the share repurchase program and Stratus’ ability to raise third-party equity and debt capital in the future. The words “anticipates,” “may,” “can,” “could,” “plans,” “believes,” “potential,” “possible,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements. Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to pay or refinance its debt and comply with or obtain waivers of financial and other covenants in debt agreements and to meet other cash obligations, changes in economic, market, tax and business conditions, and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2021, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, each filed with the U.S. Securities and Exchange Commission.

Under Stratus’ Comerica Bank debt agreements, Stratus is not permitted to repurchase its common stock in excess of $1.0 million or pay dividends on its common stock without Comerica Bank’s prior written consent, which was obtained in connection with the special cash dividend and share repurchase program. Any future declaration of dividends or decision to repurchase Stratus’ common stock is at the discretion of Stratus’ Board, subject to restrictions under Stratus’ Comerica Bank debt agreements, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board. Stratus’ future debt agreements, future refinancings of or amendments to existing debt agreements or other future agreements may restrict Stratus’ ability to declare dividends or repurchase shares.

Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience, or other changes.

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A copy of this release is available on Stratus’ website, stratusproperties.com.
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